February 2010 Pricing Sheet dated February 25, 2010 relating to Preliminary Terms No. 321 dated February 22, 2010 to Registration Statement No. 333-156423 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Commodities

PLUS Based on the Performance of a Basket of Commodities and a Commodity Index due March 5, 2012
Seven Commodities  + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM
PRICING TERMS – FEBRUARY 25, 2010
	Issuer:		Morgan Stanley
	Issue price:		$1,000 per PLUS
	Stated principal amount:		$1,000 per PLUS
	Pricing date:		February 25, 2010
	Original issue date:		March 4, 2010 (5 business days after the pricing date)
	Maturity date:		March 5, 2012
	Aggregate principal amount:		$4,510,000
Basket:	Basket commodity		Bloomberg ticker symbol	Weighting	Initial price
	S&P GSCITM Brent Crude Index—Excess Return (“brent crude index”)		SPGCBRP	25.0%	$568.9442
	Platinum		PLTMLNPM	12.5%	$1514.00
	Palladium		PLDMLNPM	12.5%	$420.00
	Zinc		LOZSDY	10.0%	$2148.50
	Cocoa		CC1	10.0%	$2,922.00
	Coffee		KC1	10.0%	129.80¢
	Palm Oil		KO3	10.0%	MYR2595.00
	Rough Rice		RR1	10.0%	13.640¢
	Payment at maturity:
If the basket appreciates:
•     $1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the basket depreciates or does not appreciate:
•     $1,000 x basket performance factor
This amount will be less than or equal to the stated principal amount of $1,000.  There is no minimum payment at maturity on the PLUS.

	Maximum payment at maturity:		$1,330 per PLUS (133% of the stated principal amount)
	Leveraged upside payment:		$1,000 x leverage factor x basket percent increase
	Leverage factor:		135%
	Basket percent increase:		The sum of the products of, with respect to each basket commodity: [(final basket commodity price – initial basket commodity price) / initial basket commodity price] x weighting
	Basket performance factor:		The sum of the products of, with respect to each basket commodity: [final basket commodity price / initial basket commodity price] x weighting
	Commodity price:
For any trading day:
Platinum:  the afternoon fixing price per troy ounce (as stated in U.S. dollars);
Palladium:  the afternoon palladium fixing price per troy ounce (as stated in U.S. dollars);
Zinc:  the official cash offer price per tonne (as stated in U.S. dollars);
Cocoa: the official settlement price per metric ton (as stated in U.S. dollars);
Coffee:  the official settlement price per pound (as stated in U.S. cents);
Palm Oil: the official settlement price per ton (as stated in Malaysian ringgit (“MYR”)); and
Rough Rice:  the official settlement price per hundredweight (as stated in U.S. cents).
For full descriptions, please see “Fact Sheet – Commodity price” beginning on page 5 of the accompanying preliminary terms.

	Index value:		For any index business day, the official settlement price of the brent crude index
	Initial basket commodity price:		The commodity price or index value, as applicable, for the applicable basket commodity on the pricing date. See “Basket—Initial price” above.
	Final basket commodity price:		The commodity price or index value, as applicable, for the applicable basket commodity on the valuation date
	Valuation date:
In respect of each basket commodity, February 29, 2012, subject to a non-trading day or non-index business day (as applicable) or a market disruption event in respect of the applicable basket commodity.

	Principal protection:		None
	Interest:		None
	CUSIP:		617482KS2
	ISIN:		US617482KS20
	Listing:		The PLUS will not be listed on any securities exchange.
	Agent:
Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information concerning plan of distribution; conflicts of interest” in the accompanying preliminary terms.

	Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
	Per PLUS	$1,000	$22.50	$977.50
	Total	$4,510,000	$101,475	$4,408,525

(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., fixed sales commission of $22.50 for each PLUS they sell.  See “Supplemental information concerning plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution” in the accompanying prospectus supplement for Commodity PLUS.

“S&P GSCITM” is a trademark of The McGraw-Hill Companies, Inc. and has been licensed for use by Morgan Stanley.  The PLUS are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc., and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the PLUS.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 321 dated February 22, 2010
Prospectus Supplement for Commodity PLUS dated August 20, 2009        Prospectus dated December 23, 2008

THE PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at .www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.